UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 of 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported) March 20, 2014

UNIVEST TECH, INC.
Exact name of Registrant as Specified in its Charter

Colorado	0-54171	26-1381565
(State or Other Jurisdiction	(Commission File	(IRS Employer Identification
of Incorporation)	Number )	Number)

5031 S. Ulster Street, Suite 420
Denver, CO	80237
(Address of Principal Executive Offices)	(Zip Code)

Registrant's Telephone Number, Including Area Code:  (970)-405-3105

Not Applicable
Former name or former address, if changed since last report.

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

The information in Item 8.01 of this Current Report on Form 8-K is incorporated herein by reference.

8.01 Other Events.

The Company has decided to develop two additional business plans, in order to supplement its current business plan and business objectives.  The new business plans will be conducted by the Company’s two wholly owned subsidiaries.

On March 13, 2014, we incorporated a wholly-owned subsidiary, Auto Search Consulting, Inc.   Auto Search Consulting, Inc. will facilitate a marketplace providing auction services for sellers and buyers of used vehicles.  In addition, Auto Search Consulting, Inc. will provide ancillary services related to the sale and purchase of vehicles, and it also plans to recover salvaged vehicles in the southwestern region of the United States.  Revenue for Auto Search Consulting, Inc. will be generated through auction fees from both vehicle buyers and sellers, as well as through the ancillary services it will provide, including inspections, storage, transportation, reconditioning, salvage recovery, titling and financing.  As of the date of this current report, Auto Search Consulting has not yet begun operations or generated revenue.

On March 13, 2014, we incorporated a wholly-owned subsidiary, Contour Consulting, Inc.  Contour Consulting has been formed to consult in the cosmetic surgery business.  The Company is currently negotiating with a current professional in the industry to run the day to day operations of the subsidiary. Contour Consulting, Inc. will focus on Botox fillers.  The Company has not yet begun operations or generated revenue at this time.  The Company will identify patients and will negotiate a fee from med spas and surgeons operating in the cosmetic surgery field.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: March 20, 2014
/s/ Jairon Castillo
Jairon Castillo
President, Chief Executive Officer and Director